Exhibit 23.1

We consent to the incorporation by reference in the Registration Statement (No. 333-188907) on Form S-3 of DXP Enterprises, Inc. of our report dated April 3, 2013, relating to our audits of the consolidated financial statements of B27, LLC as of and for the years ended December 31, 2012 and 2011 and of our report dated March 28, 2012, except as to Note 15 which is as of April 3,2013, relating to our audits of the consolidated financial statements of B27, LLC as of and for the years ended December 31, 2011 and 2010, included in this Current Report on Form 8-K.

/s/ Henry & Peters, PC

December 16, 2013